SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549




                            FORM 8-K




        Current Report Pursuant to Section 13 or 15(d) of
               The Securities Exchange Act of 1934




Date of report:  February 12, 1996       Commission File No. 1-1345
(Date of earliest event reported)




              AMERICAN FINANCIAL ENTERPRISES, INC.




Incorporated under the laws of Ohio   IRS Employer
                                      Identification No. 31-0996797



                     One East Fourth Street
                     Cincinnati, Ohio  45202
                     Phone:  (513) 579-2172



Former name or former address, if changed since last report - not applicable.


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              AMERICAN FINANCIAL ENTERPRISES, INC.

                            FORM 8-K


Item 5.    Other Events.

          Please see the News Release attached hereto as Exhibit 1.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

    (a)    Not Applicable
    (b)    Not Applicable
    (c)    Exhibit (99) Additional Exhibits.
           (1) American Financial Enterprises, Inc. News Release




                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                            AMERICAN FINANCIAL ENTERPRISES, INC.



February 14, 1996          By: James C. Kennedy
                                James C. Kennedy
                                Deputy General Counsel & Secretary



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                                                        Exhibit 1


              AMERICAN FINANCIAL ENTERPRISES, INC.
              AGREES TO SELL ITS CITICASTERS SHARES

      (Cincinnati, Ohio) American Financial Enterprises, Inc. ("AFEI") announced that in connection with a definitive merger agreement entered into yesterday between Jacor Communications, Inc. and Citicasters Inc., each Citicasters shareholder, including AFEI, will receive $29.50 per share in cash plus certain warrants to purchase Jacor common stock. AFEI would receive approximately $77 million in gross cash proceeds and expect to realize a pre-tax gain of approximately $50 million for the approximately 2.6 million Citicasters common shares it holds.

      If the sale to Jacor does not close by September 30, 1996, the cash purchase price per share will be increased by $.22125 for each full month thereafter ending prior to the closing of the transaction. A five-year warrant to purchase one share of Jacor common stock at $28 per share ($26 per share if the closing does not occur until on or after October 1, 1996) will be issued with respect to each five Citicasters shares, subject to certain adjustments. The consummation of the transaction is subject to certain conditions, including regulatory approvals.

      AFEI is a holding company whose assets consist primarily of investments in American Financial Group, Inc. and American Annuity Group, Inc. in addition to its stake in Citicasters Inc. AFEI's common stock trades on the Pacific and Chicago Stock Exchanges under the symbol "AFE".



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